Exhibit 10.4

May 10, 2023

Ken Sharp

Dear Ken:
    This letter sets forth the agreement (“Agreement”) between you and DXC Technology Company and its subsidiaries and affiliates (“DXC”) regarding the terms of your separation of employment. We enter into this Agreement to resolve all issues and obligations that exist or may exist between you, DXC, and related parties noted below, including concerning your employment and termination of that employment.
1.Under this Agreement, your last day of employment with DXC will be September 15, 2023, unless terminated prior by you or by DXC. Your last day of employment will be your “Separation Date”. As of June 1, 2023, you will no longer serve as CFO, and you will be moved into a transitional role reporting to the CEO and in such case you will no longer say or do anything purporting to bind DXC. While in the transitional role you will only perform such duties and transition support as directed by the Chief Human Resources Officer or her designee. You agree that movement to a transitional role or any other action by DXC will not be deemed “Good Reason” under your Offer Letter dated November 2, 2020 (“Offer”) and you waive claims for Good Reason. You will fully cooperate with DXC in withdrawing or resigning from any positions, offices, or board memberships you may hold related to your work for DXC. Your participation in all benefit plans will cease as of the Separation Date, but you shall be entitled to all rights under the Consolidated Omnibus Benefits Reconciliation Act ("COBRA").

2.In consideration of your acceptance of this Agreement by signing it and returning it to DXC and provided you continue to comply with its terms and do not revoke it in accordance with section 11 below, DXC will not terminate your employment before September 15, 2023, other than for Cause (defined in the Offer) as determined by DXC in its discretion. You will not be eligible for FY24 ICP or any further LTI awards.

aIf you do not resign and if your employment is not terminated for Cause, and if you sign and return to DXC the Certificate of Release attached to this Agreement as Exhibit A (“Certificate”) on or within 21 days after the Separation Date and do not revoke it, subject to your continued compliance with the terms of this Agreement:

i.DXC will pay you a severance payment in the amount of One Million, Six-Hundred and Thirty-One Thousand, Two Hundred and Fifty Dollars ($1,631,250.00), less applicable deductions and withholdings (“Severance Payment”) in a single lump sum. The Severance Payment will be made within 60 days after you execute and deliver the Certificate to DXC (which must be on or within 21 days following your Separation Date); provided you do not revoke it, and provided further that if the 60-day period spans two calendar years, payment will be made in the second calendar year;

ii.DXC will pay the employer portion of your COBRA premiums, while you remain eligible for healthcare continuation coverage, for up to 12 months (“COBRA Premiums”); and

Exhibit 10.4

iii.through the Separation Date you will receive your base salary, you will be eligible for FY 23 ICP, and you will continue vesting in your equity, all of which will be subject to the benefits and limitations/conditions set forth in the applicable plans, agreements, and related policies, terms and conditions.

bIf you resign or your employment is terminated for Cause, through the Separation Date, subject to your continued compliance with the terms of this Agreement, you will receive your base salary, you will be eligible for FY23 ICP, and you will continue vesting in your equity, all of which will be subject to the benefits and limitations/conditions set forth in the applicable plans, agreements, and related policies, terms and conditions. You will not receive the Severance Payment or the COBRA Premiums.

This offer is made in lieu of any claim for severance pay, notice period, pay in lieu of notice, bonus or commission or any other amounts and is in consideration of the releases and other agreements described herein. You acknowledge the above payments constitute an amount of compensation in addition to that which you would otherwise be entitled to receive. You expressly agree that you are not entitled to any additional compensation or benefit other than as provided in this Agreement and have received all compensation and benefits you are owed. In accordance with the terms of the applicable plans, agreements, and related policies, terms and conditions, all vesting of equity will cease as of the Separation Date and all unvested shares will be forfeited.

3.On behalf of yourself, your agents, heirs, successors, legal representatives and assigns, you hereby knowingly and voluntarily, irrevocably and unconditionally, release and forever discharge DXC and its current and/or former predecessors, successors, parents, subsidiaries, assigns, affiliates, and representatives and all of its and their officers, agents, directors, employees, representatives, and all persons acting by, through, under, or in concert with any of them (collectively the “Releasees”) from any and all actions, causes of action, suits, debts, charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, and expenses, including attorney fees, of any nature whatsoever, in law or in equity, known or unknown, suspected or unsuspected (hereinafter referred to as “Claim” or “Claims”) which you at any time had or claimed to have against any Releasees or which you may have or claim to have regarding events that have occurred as of the date you sign this Agreement, including, without limitation, any and all Claims related or in any manner incidental to your employment or the events preceding and/or leading to your employment and the termination of said employment. You expressly waive any and all rights under any applicable statute or principle of law restricting the right to release claims that you do not know or suspect to exist at the time of executing a release, which claims, if known, may have materially affected your decision to give such release. You acknowledge that you may hereafter discover claims currently unknown or unsuspected, or facts in addition to or different from those that are now believed to be true with respect to the matters released herein. Nevertheless, it is your intention that this Agreement settles each and every claim, dispute and controversy, known or unknown, fixed or contingent that you have or may have against the Releasees, including, but not limited to any claims arising under federal, state or local statute, rule, executive order, law or ordinance, tort, express or implied contract, public policy or other obligations. All of your releases herein should be construed broadly to the maximum extent permissible under applicable law. It is expressly understood by you that among the various rights and claims being waived by you in this release are those arising under the Age Discrimination in Employment Act.

Exhibit 10.4

Specifically, but not by way of limitation, you release the Releasees from, and covenant not to sue Releasees for, any and all Claims, including without limitation (i) Claims which are or may be related to any employment relationship; (ii) Claims arising under any federal or state fair employment practices act, anti-discrimination law, and/or any law, ordinance, or regulation promulgated by any county, municipality, or other state subdivision (including, without limitation, the Age Discrimination in Employment Act, 29 U.S.C. §§621, et seq; Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §§2000e, et seq.; 42 U.S.C. §1981; the Employee Retirement Income Security Act, 29 U.S.C. §§1001, et seq.; the Family and Medical Leave Act, 29 U.S.C. §§2601 et seq.; the Americans With Disabilities Act of 1990 as amended, 42 U.S.C. §§126, et seq; (iii) Claims for breach of duty and/or implied covenant of good faith and fair dealing; (iv) Claims for interference with and/or breach of contract (express or implied, in fact or in law, oral or written); (v) Claims for retaliatory, constructive, or wrongful discharge of any kind; (vi) Claims for intentional or negligent infliction of emotional distress or mental anguish; (vii) Claims for breach of duty, fraud, fraudulent inducement, misrepresentation, breach of or invasion of right of privacy, libel, slander, defamation, or tortuous conduct of any kind; (viii) any and all other Claims arising under law or in equity; and (ix) any and all other Claims asserted or which could have been asserted by you.

Nothing contained in this Agreement is a waiver of any rights or claims (including any which may arise under the Age Discrimination in Employment Act) that may arise after the date of execution by you or which, as a matter of law, cannot be released, except with respect to your future termination of employment. Further, nothing in this Agreement prevents you from filing a lawsuit limited to challenging the validity of your waiver of the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act, or from filing claims with government agencies as provided in section 9 below. Nothing in this Agreement waives any rights to enforce this Agreement.

4.Neither this Agreement nor any consideration given hereunder constitutes an admission nor is to be construed as an admission of liability on the part of DXC or Releasees, and in fact the parties expressly deny any violation of any law, tortious conduct, breach of contract, or other legally actionable wrongdoing.
5.You agree and covenant not to seek future employment or other remunerative relationships with DXC or Releasees and that you may be denied such without violating any statutory or common law principle.
6.You agree not to issue any communications, whether written or oral, which would in any way disparage or reflect adversely on DXC or the Releasees regarding your separation of employment or their conduct at any time during the period of your employment or thereafter. Disparaging remarks include any type of remark that could be reasonably construed as being detrimental to the business interests or reputations of the Releasees, including, without limitation, remarks concerning the character, personal qualities, or any actions or perceived omissions of the Releasees, regarding any matter connected with your employment and/or the cessation of that relationship or thereafter.

7.You agree to fully cooperate and assist DXC to respond to reasonable requests for information concerning matters involving facts or events relating to DXC that may be within your knowledge, and to cooperate with and assist as reasonably requested with respect to any pending and future litigation, arbitration or other dispute resolution. This cooperation shall include, without limitation, providing assistance to DXC’s counsel, experts and consultants, and providing truthful testimony in pretrial and trial or hearing proceedings. You will provide timely notice to DXC’s general counsel as to any subpoenas or other compulsory process related to DXC or facts, documents, or information gained by you during your employment with DXC so that DXC may intervene and object if appropriate. DXC will reimburse you for

Exhibit 10.4

all reasonable and appropriate out-of-pocket expenses incurred by you in connection with such cooperation upon reasonable substantiation.

8.You agree and acknowledge that you have returned, or will by the Separation Date return, all originals and copies of DXC documents and all DXC property, including without limitation, computer files, database information, client information, telephones, computers, badges, and keys no later than the Separation Date. You also reaffirm and agree to comply with your post-employment obligations under your Non-Competition, Non-Solicitation, Confidentiality and Intellectual Property Agreement, the post-employment provisions in your equity agreements, and other such agreements with DXC.
9.You further agree that information relating to the subject matter of this Agreement, including the terms and amount of any payment hereunder, shall be held in confidence and you shall not disclose or cause to be disclosed the terms of this Agreement to any person (other than your spouse or domestic/civil union partner, attorney and tax advisor), except pursuant to a lawful subpoena, as set forth in the Reports to Government Entities clause below, or as otherwise permitted by law.
Reports to Government Entities. Nothing in this Agreement, including the restrictions on disclosure or release of claims clauses, restricts or prohibits you from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General (collectively, the "Regulators"), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. However, to the maximum extent permitted by law, you are waiving your right to receive any individual monetary relief from DXC or any other Releasees covered by the Release of Claims resulting from such claims or conduct, regardless of whether you or another party has filed them, and in the event you obtain such monetary relief DXC or the Releasees will be entitled to an offset for the payments made pursuant to this Agreement. This Agreement does not limit your right to receive an award from any Regulator that provides awards for providing information relating to a potential violation of law. You do not need the prior authorization of DXC to engage in conduct protected by this paragraph, and you do not need to notify DXC that you have engaged in such conduct.
Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.
In addition, you recognize and agree that, in connection with any such activity outlined above, you must inform the Regulators, your attorney, a court or a government official that the information you are providing is confidential. Despite the foregoing, you are not permitted to reveal to any third-party, including any governmental, law enforcement, or regulatory authority, information you came to learn during the course of your employment with DXC that is protected from disclosure by any applicable privilege, including but not limited to the attorney client privilege and/or attorney work product doctrine. DXC does not waive any applicable privileges or the right to continue to protect its privileged attorney-client information, attorney work product, and other privileged information.
10.Payments pursuant to this Agreement are intended to comply with or be exempt from Section 409A of the Internal Revenue Code (“Code”) and accompanying regulations and other binding guidance promulgated

Exhibit 10.4

thereunder (“Section 409A”), and the provisions of this Agreement will be administered, interpreted and construed accordingly. The Parties intend that any amounts payable or provided to you under this Agreement be paid or provided in compliance with Section 409A such that there will be no adverse tax consequences, interest or penalties for you under Section 409A as a result of the payments and benefits so paid or provided to you. Notwithstanding any provision of this Agreement to the contrary, you agree that any benefit or benefits under this Agreement that DXC determines are subject to the suspension period under Section 409A(a)(2)(B) of the Code shall not be paid or commence until the first business day next following the earlier of (i) the date that is six (6) months and one day following the date of your separation from service, (ii) the date of your death or (iii) such earlier date as complies with the requirements of Section 409A. The Parties agree to modify this Agreement, or the timing (but not the amount) of any payment of the severance, or both, to the extent necessary to comply with Section 409A.

11.With respect to your execution of this Agreement, you agree and covenant that:
a.You have carefully reviewed this Agreement and that all questions concerning it have been answered to your satisfaction. You affirm that this Agreement is written in a manner you understand, and that the consideration set forth in section 2 is sufficient for your entering into this Agreement and consists of benefits to which you are not otherwise entitled.
b.Prior to execution of this Agreement, you were and hereby are advised and encouraged to consult with and review it with your attorney(s).
c.You further acknowledge and agree that you were informed that you have twenty-one (21) days to consider and reflect upon the terms of this Agreement, and that any changes to this Agreement subsequently agreed upon by the parties, whether material or immaterial, does not restart this period for consideration; that you knowingly and voluntarily executed it after deliberate consideration of its terms; and that you were not coerced, pressured, or forced in any way to accept the terms of this Agreement.
d.You also acknowledge a complete understanding that you may be giving up certain legal rights by entering into this Agreement and that you have seven (7) days to revoke this Agreement following its execution by sending notice of revocation by certified mail, return receipt requested, or by Federal Express, to Mary Finch at 20408 Bashan Drive, Suite 231, Ashburn, VA 20147, with confirmation email to Mary Finch at mfinch.chro@dxc.com and Zafar Hasan at zhasan2@dxc.com.
e.If you revoke this Agreement, it shall not be effective or enforceable and you will not receive the consideration described herein. Moreover, you further agree that in the event you attempt to revoke or rescind this Agreement after the seven (7) day revocation period, you shall immediately return to and/or reimburse DXC for any and all of the benefits described above that may have been provided to you, and that the return to and/or reimbursement is a contractual prerequisite to any administrative or legal action brought or sought by you.
f.If you do not revoke this Agreement within seven (7) days of signing it, then this Agreement becomes final, binding and effective on the eighth (8th) day after you sign it.
12.    This Agreement supersedes any and all prior oral and/or written agreements between you and DXC regarding the subject matter described herein, and sets forth the entire agreement regarding the subject matter described herein; provided, however, for purposes of clarification, this Agreement does not

Exhibit 10.4

supersede or eliminate any post-employment obligations you may have to DXC including but not limited to those arising from your Non-Competition, Non-Solicitation, Confidentiality and Intellectual Property Agreement, the post-employment provisions in your equity agreements, and other such agreements with DXC and predecessor employers, post-employment provisions in any equity agreements, and other such agreements. No modifications hereof shall be deemed valid unless reduced to writing and signed by the parties. The parties agree that the rule of construction that ambiguities are resolved against the drafting party will be subordinated to the principle that the terms of this Agreement will be construed fairly as to all parties and not in favor of or against any party. Any failure or delay on the part of either party to exercise any remedy or right under this Agreement shall not operate as a waiver.
13.    This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Virginia. Any action arising out of or relating to any of the provisions of this Agreement may, at the election of either party, be brought and prosecuted only in the courts of, or located in, the Commonwealth of Virginia, and in the event of such election, the Parties consent to the jurisdiction and venue of said courts. The terms of this Agreement are severable, and if for any reason any part hereof shall be found to be unenforceable the remaining terms and conditions shall be enforced in full.

If the foregoing terms and conditions are acceptable to you, please confirm your acceptance of this Agreement by signing and returning to our attention the enclosed copy of this letter.
Very truly yours,

By:     _/s/ Mary Finch
     Mary Finch

The foregoing terms and conditions, including specifically the releases set forth above, are hereby accepted as of the date signed below, subject to the terms hereof.

By:_/s/ Ken Sharp    Date: May 16, 2023
Ken Sharp

Exhibit 10.4

EXHIBIT A TO SEPARATION AGREEMENT
Certificate of Release
DXC Technology Company, including its subsidiaries and affiliates (“DXC”) and Ken Sharp (“Employee” or “You”) entered into a separation agreement dated May 10, 2023 (the “Agreement”), with this Exhibit A as an attachment thereto. This Exhibit A is made a part of the Agreement. Pursuant to this Certificate of Release, You hereby reaffirm the provisions of the Agreement, including Section 3, which contains a full and complete release of all claims against Releasees (as defined in the Agreement) and by this Certificate of Release agree that such release extends through the date of signing of this Certificate of Release.
You acknowledge and agree that You were informed that You have twenty-one (21) days after your Separation Date to consider and reflect upon the terms of this Exhibit A, that You knowingly and voluntarily executed it after deliberate consideration of its terms, and that You were not coerced, pressured, or forced in any way to accept the terms of this Exhibit A. Prior to execution of this Exhibit A, You were advised and encouraged to review it with your attorney(s) and have in fact done so to the extent desired. You also acknowledge a complete understanding that You may be giving up certain legal rights by entering into this Exhibit A, and an understanding that You have seven (7) days to revoke this Exhibit A following its execution by sending notice of revocation by certified mail, return receipt requested, or by Federal Express, to Mary Finch at 20408 Bashan Drive, Suite 231, Ashburn, VA 20147, with confirmation email to Mary Finch at mfinch.chro@dxc.com and Zafar Hasan at zhasan2@dxc.com. If You revoke this Exhibit A, it shall not be effective or enforceable and You will not receive the Severance Payment or COBRA Premiums described in Section 2 of the Agreement. If You do not revoke this Exhibit A within seven (7) days of signing it, then this Exhibit A becomes final, binding and effective. Refusing to sign or signing and revoking this Exhibit A does not impact the validity or enforceability of the Agreement.
The foregoing terms and conditions, including specifically the releases set forth above, are hereby accepted as of the date signed below, subject to the terms hereof.
By: /s/ Ken Sharp            Date: 09/15/23
Ken Sharp